UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Commission file number 000-09047

LEFT RIGHT MARKETING TECHNOLOGY, INC.

(Exact name of registrant as specified in charter)

Delaware	02-0314487
(State of other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

6600 Amelia Earhart Court
Las Vegas, Nevada	89119
(Address of Principal Executive Office)	(Zip Code)

Consultant and Employee Stock Compensation Plan

(Full Title of the Plan)

(702) 260-9305

(Registrant's Telephone Number, Including Area Code)

Richard M. "Mick" Hall, President

6600 Amelia Earhart Court

Las Vegas, Nevada 89119

(Name and Address of Agent for Service)

Copy to:

Donald J. Stoecklein, Esq.

Stoecklein Law Group

402 West Broadway, Suite 400

San Diego, California 92101

(619) 595-4882

Calculation of Registration Fee

Title of Securities to be registered	Amount to be registered	Proposed maximum Offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock (1)	782,000	$0.80	$625,600	$50.61

  The shares of Common Stock of Left Right Marketing Technology, Inc. being registered consist of shares to be issued under the Consultant and Employee Stock Compensation Plan (the "Plan") described herein.

  Pursuant to Rules 457(h)(1) and 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the registration fee required under Section 6(b) of the Securities Act and are based upon the 5 day average of the bid and asked prices for the Common Stock of Left Right Marketing Technology, Inc. as quoted on the Over-the-Counter Bulletin Board through January 19, 2004.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the Section 10(a) prospectus concerning the Consultant and Employee Stock Compensation Plan ("Plan") is omitted from this registration statement in accordance with the Note to Part I of Form S-8 and Rule 428 of the Securities Act. Left Right Marketing Technology, Inc. will maintain a file of the Plan and other information or documents in accordance with the provisions of Rule 428. Upon request, Left Right Marketing Technology, Inc. shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

Item 3. Incorporation of Documents by Reference.

The following documents filed by Left Right Marketing Technology, Inc., a Delaware corporation ("LRMT") with the Commission (File No. 000-09047) are incorporated by reference in this Registration Statement: (i) LRMT's Annual Report on Form 10-KSB for the year ended June 30, 2003; (ii) LRMT's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003; (iii) LRMT's Current Report on Form 8-K filed on October 6, 2003; (iv) LRMT's Current Report on Form 8-K/A filed on October 8, 2003, (v) LRMT's Current Report on Form 8-K filed on October 9, 2003, (vi) LRMT's Current Report on Form 8-K filed on October 20, 2003, (vii) LRMT's Current Report on Form 8-K filed on October 28, 2003, (viii) LRMT's Current Report on Form 8-K filed on October 30, 2003, and (ix) LRMT's Current Report on Form 8-K/A filed on November 14, 2003.

All documents filed by LRMT pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

General

LRMT is authorized to issue 100,000,000 shares of Common Stock, par value $.001 per share, of which 31,656,212 were outstanding as of January 19, 2004 and 25,000,000 shares of Preferred Stock, par value $.001 per share, of which no shares are issued or outstanding.

Common Stock

Holders of Common Stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and therefore, holders of a majority of the outstanding shares of Common Stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any members to the board of directors. LRMT's board of directors has authority, without action by its shareholders, to issue all or any portion of the authorized but unissued shares of Common Stock, which would reduce the percentage ownership of LRMT of its shareholders and which may dilute the book value of the Common Stock. Shareholders of the Company have no pre-emptive rights to acquire additional shares of Common Stock. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of LRMT, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities. Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. LRMT has not paid cash dividends on its Common Stock and does not anticipate that it will pay cash dividends in the foreseeable future.

Preferred Stock

The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. Subject to the provisions of LRMT's Articles of Incorporation and limitations imposed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the Preferred Stock, in each case without any further action or vote by the stockholders.

One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of LRMT by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of LRMT's management. The issuance of shares of Preferred Stock pursuant to the Board of Director's authority described above may adversely affect the rights of holders of Common Stock. For example, Preferred stock issued by LRMT may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock at a premium or may otherwise adversely affect the market price of the Common Stock.

Item 5. Interests of Named Experts and Counsel.

The legality of the shares of Common Stock offered hereby has been passed upon for the Company by Stoecklein Law Group. 510,000 shares being registered herein will be issued to the Stoecklein Law Group for services provided to the Registrant.

Item 6. Indemnification.

LRMT's Articles of Incorporation contains provisions for indemnification of its officers and directors; in addition, Section 145 and 102(b)(7) of the Delaware General Corporation Laws provides as follows:

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to LRMT. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit # Description

5                   Opinion of Stoecklein Law Group.

10-1             Consultant and Employee Stock Compensation Plan.

10-2             Consulting agreement between Robert Ziems and LRMT

10-3             Consulting agreement between C2 Consulting Inc. and LRMT

10-4             Consulting agreement between Arnold Galassi and LRMT

10-5             Consulting agreement between Steve Fernlund and LRMT

23                Consent of CFO Advantage, Inc.

Item 9. Undertakings.

LRMT, the registrant, hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or election of a managing underwriter.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement referring to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, LRMT certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on this 20th day of January 2004.

LEFT RIGHT MARKETING TECHNOLOGY, INC.

By:/s/ Richard M. "Mick" Hall

Richard M. "Mick" Hall, President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature                                                                   Title(s)                                              Date

/s/ Richard M. "Mick" Hall                               President and Chairman                      January 20, 2004

Richard M. "Mick" Hall

/s/ Heather M. Hall                                          Secretary/Treasurer                           January 20, 2004

Heather M. Hall

The Plan. Pursuant to the requirements of the Securities Act of 1933, the board of directors have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on January 20, 2004.

LEFT RIGHT MARKETING TECHNOLOGY, INC.

Consultant and Employee Stock Compensation Plan

By:/s/ Thomas Nieman

Thomas Nieman, Director

By:/s/ Marta Barone

Marta Barone, Director